Exhibit 16.1

March 13, 2007


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549


We have reviewed ITEM 4.01 Changes In Registrant's Certifying Accountant to be included in Form 8K which Megola, Inc. intends to file within the next four days. We agree with all of the statements contained therein that pertain to us.



By: /s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas